EXHIBIT 99(a)

                          PRESS RELEASE

                     CODORUS VALLEY BANCORP
_________________________________________________________________


                  CODORUS VALLEY BANCORP, INC.

                 SHAREHOLDER RIGHTS PLAN ADOPTED
                 _______________________________


November 30, 1995----Glen Rock, Pennsylvania----Recently, the Board of Directors of Codorus Valley Bancorp, Inc. (the "Corporation") adopted a Shareholder Rights Plan. The Plan provides for a dividend distribution of Rights to purchase shares of the Corporation's common stock. One Right for each outstanding share of the Corporation's common stock will be distributed on December 15, 1995, to shareholders of record as of that date. The Rights are not currently exercisable and separate certificates representing the Rights will not be issued at this time. The Plan was adopted by the Board of Directors to discourage unfair or financially inadequate takeover proposals and other abusive takeover practices. The Plan was not adopted in response to any effort to acquire control of the Corporation, no is the Board of Directors aware of any such effort. The Board of Directors remains committed to enhancing and protecting the value of the shareholders' investment in the Corporation.

Codorus Valley Bancorp, Inc. is the parent bank holding company of Peoples Bank of Glen Rock, which operates seven full service locations in Southern York County, and a Trust and Investment
Services division in Pine Grove Commons, York.





Any questions or comments regarding this press release should be directed to Larry J. Miller, President of Codorus Valley Bancorp,
Inc., at 717-846-1970 or 717-235-5871, extension 200





           Codorus Valley Bancorp, 1 Manchester Street
                P.O. Box 67, Glen Rock, PA 17327
_________________________________________________________________
                (717) 235-6871 or (717) 846-1970